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                      September 22, 2022

       Selim Bassoul
       Chief Executive Officer
       Six Flags Entertainment Corp
       1000 Ballpark Way, Suite 400
       Arlington, Texas 76011

                                                        Re: Six Flags
Entertainment Corp
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2022
                                                            Filed February 24,
2022
                                                            File No. 001-13703

       Dear Mr. Bassoul:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services